Exhibit 10.5

VENTYX BIOSCIENCES, INC.

662 Encinitas Blvd., Ste. 250

Encinitas, CA 92024

October 7, 2021

Raju Mohan, Ph.D.

c/o Ventyx Biosciences, Inc.

Re: Confirmatory Employment Letter

Dear Raju:

This confirmatory employment letter agreement (the “Agreement”) is entered into between you and Ventyx Biosciences, Inc. (the “Company” or “we”), to confirm the current terms and conditions of your employment with the Company.

1. Title; Position. You will continue to serve as the Company’s Chief Executive Officer. You also will continue to report to the Company’s Board of Directors (the “Board”) and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Company’s Board. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full time or part-time) that would create a conflict of interest with the Company, except as approved by the Board or its authorized committee, except as otherwise provided on Schedule 1. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Location. You will perform your duties from the Company’s corporate offices located in Encinitas, California (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

3. Base Salary. Your annual base salary is currently $420,000. Upon the IPO Effective Date (as defined below) your annual base salary will be $525,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your Salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion. “IPO Effective Date” means the effective date of the Company’s S-1 registration statement filed with the U.S. Securities and Exchange Commission relating to the Company’s initial public offering.

4. Annual Bonus. Your current target fiscal year annual cash bonus target is 50% of your annual base salary. Upon the IPO Effective Date, your annual cash bonus target will be 55% of your annual base salary earned during the fiscal year (the “New Bonus Opportunity”), based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. For the avoidance of doubt, your New Bonus Opportunity shall apply to the fiscal year in which the IPO Effective Date occurs. Unless determined otherwise by the Board or Committee, as applicable, (i) any such bonus will be subject to your continued employment through and until the date of payment and (ii) if your employment commenced in the second half of our fiscal year, any bonus for the fiscal year in which you commence employment with the Company will be prorated based on the period during such fiscal year that you are employed with the Company. Any such bonus amounts paid will be subject to any applicable withholdings. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

5. Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

6. Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

7. Severance. You will be eligible for the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) based on your position within the Company. Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

8. Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement dated March 1, 2021 entered into between you and the Company (the “Confidentiality Agreement”) still apply.

9. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.

10. Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix A.

11. Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Severance Plan and the equity awards granted to you by the Company under its 2019 Equity Incentive Plan or its 2021 Equity Incentive Plan, including the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the undersigned.

Sincerely,

VENTYX BIOSCIENCES, INC.

By:	/s/ Christopher Krueger
Name: Christopher Krueger
Title: Chief Business Officer

Date:	October 7, 2021

Agreed to and accepted:

/s/ Raju Mohan
Raju Mohan, Ph.D.

Date:	October 7, 2021

Schedule 1

Permitted Activities

1.

No more than 10% of time as an advisor to News Science Ventures and related portfolio companies and as a member of the shareholder representative committee for the former security holders of Akarna, Inc.

Appendix A

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”